Exhibit 99.B15

                   CALVERT TAX-FREE RESERVES MONEY MARKET
                                     and
                  CALVERT FIRST GOVERNMENT MONEY MARKET FUND

                 PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940

                                   Class T

As permitted by Rule 12b-1 under the Investment company Act of 1940 and in accordance with the terms and conditions of this Distribution Plan ("Plan"), as hereinafter set forth, the above-referenced funds (each, "Fund") may incur certain expenditures to promote the Fund and further the distribution of shares of Fund.

         1. Payment of Distribution Expenses. (a) The Fund may incur expenditures for certain expenses associated with the distribution of its shares. Such distribution expenses include, but need not be limited to: the cost of printing and mailing prospectuses, sales literature and other relevant material to other than current shareholders of the Fund; advertising and public relations; and payments to sales personnel, broker-dealers and other third parties in return for distribution assistance. Payments for distribution expenses incurred by the Fund pursuant to this Plan may be made directly or indirectly; however, all agreements with any person relating to the implementation of this Plan shall be in writing, and such agreements shall be subject to termination, without penalty, pursuant to the provisions of paragraph 2(c) of this Plan.

         (b) Distribution expenses shall be paid according to the attached
Schedule I.

         (c) Nothing in this Plan shall operate or be construed to limit the extent to which the Fund's investment Advisor or any other person, other than the Fund, at its expense apart from this Plan, may incur costs and pay expenses associated with the distribution of Fund shares.

         2. Effective Date and Term. (a) This Plan shall become effective upon approval by majority votes of (i) the Board of Trustees of the Fund and the Trustees who are not interested persons within the meaning of Section 2(a) (19) of the Investment Company Act of 1940 and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (such trustees are hereinafter referred to as "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan, and (ii) the outstanding voting securities of the Fund.

         b) This Plan shall remain in effect for one year from its adoption date and may continue in effect thereafter if this Plan is approved at least annually by a majority vote of the trustees of the Fund, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

         c). This Plan may be terminated at any time by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund or, with respect to a Portfolio, by a vote of a majority of the outstanding voting securities of that Portfolio.

         3. Reports. The person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan shall provide, on at least a quarterly basis, a written report to The Fund's Board of Trustees of the amounts expended pursuant to this Plan or any related agreement and the purposes for which such expenditures were made.

         4. Selection of Disinterested Trustees. While this Plan is in effect, the selection and nomination of those trustees who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 shall be committed to the discretion of the trustees then in office who are not interested persons of the Fund.

         5. Effect of Plan. This Plan shall not obligate the Fund or any other person to enter into an agreement with any particular person.

         6. Amendment. This Plan may not be amended to increase materially the amount authorized in paragraph l(b) hereof to be spent for distribution without approval by a vote of the majority of the outstanding securities of the Fund or, with respect to a Portfolio, by a vote of a majority of the outstanding voting securities of the Portfolio. All material amendments to this Plan must be approved by a majority vote of the Board of Trustees of the Fund, and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting thereon.


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                                  SCHEDULE I

                                   CLASS T

                 PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940



Class T Distribution Plan expenses incurred by the Funds shall be paid according to the following annual rate, based on the Class T average daily net assets in that Fund:

Calvert Tax-Free Reserves
     Money Market Portfolio                          0.25%

Calvert First Government
     Money Market Fund                               0.25%